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                                                                     EXHIBIT 5.1

                             BASS, BERRY & SIMS PLC
                              315 DEADERICK STREET
                                   SUITE 2700
                               NASHVILLE, TN 37238
                                 (615) 742-6200

                                 July 31, 2000

Dollar General Corporation
100 Mission Ridge
Goodlettsville, TN 37027

         Re:  Dollar General Corporation 8 5/8% Exchange Notes Due June 15, 2010

Ladies and Gentlemen:

         We have acted as counsel to Dollar General Corporation, a Tennessee corporation ("Issuer"), and each of Dolgencorp, Inc., a Kentucky corporation, Dolgencorp of Texas, Inc., a Kentucky corporation, DG Logistics, LLC, a Tennessee limited liability company, Dade Lease Management, Inc., a Delaware corporation, Dollar General Partners, a Kentucky general partnership, Dollar General Financial, Inc., a Tennessee corporation, Nations Title Company, Inc., a Tennessee corporation, Dollar General Intellectual Property, L.P., a Vermont limited partnership (each, an "Original Guarantor" and collectively, the "Original Guarantors" and, together with the Issuer, the "Original Companies"), and The Greater Cumberland Insurance Company, a Vermont corporation and a wholly-owned subsidiary of the Issuer ("Greater Cumberland" and, together with the Original Guarantors, the "Guarantors" and, together with the Original Companies, the "Companies"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement"), and the prospectus forming a part thereof (the "Prospectus"), filed by the Companies with the Securities and Exchange Commission with respect to $200,000,000 aggregate principal amount of the Issuer's 8 5/8% Exchange Notes due June 15, 2010 (the "Exchange Notes") and the related guarantees (the "Guarantees") of the Guarantors. The Exchange Notes and the Guarantees were offered in exchange for the Issuer's issued and outstanding 8 5/8% Notes due June 15, 2010 (the "Old Notes") and related guarantees, all as described in the Registration Statement (the "Exchange Offer"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed to those terms in the Prospectus.

         In connection with this opinion, we have reviewed, among other matters, the following agreements and instruments (the "Transaction Documents"):

         (a)      the Registration Statement;

         (b) the Purchase Agreement (the "Purchase Agreement"), dated as of June 16, 2000, by and among the Original Companies, and Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wachovia Securities, Inc. (collectively, the "Purchasers");

         (c) the Indenture (the "Indenture"), dated as of June 21, 2000, among the Original Companies and First Union National Bank, as trustee ("First Union"), as amended, modified and supplemented by the First Supplemental Indenture, dated as of July 28, 2000, among the Companies and First Union;

         (d) the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of June 21, 2000, among the Original Companies and the Purchasers;

         (e) the Global Note dated June 21, 2000 and the form of the Exchange Note, attached as Exhibit B to the Indenture (together, the "Global Notes");


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         (f)      the Guarantees of the Notes by each of the Guarantors (the
                  "Guarantee Agreement"); and

         (g) the Preliminary Offering Circular dated June 7, 2000, and the Offering Circular dated June 16, 2000, relating to the Old Notes.

         We have also reviewed such other corporate documents and records of the Companies, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion. As to various issues of fact, we have relied upon the representations and warranties of the Companies contained in the Transaction Documents and upon statements and certificates of officers of the Companies, without independent verification or investigation.

         Upon the basis of the foregoing and assuming the due execution and delivery of the Exchange Notes, we are of the opinion that the Exchange Notes, when authenticated, issued and delivered in exchange for the Old Notes in accordance with the Exchange Offer and the Indenture, will be valid and binding obligations of the Companies enforceable against the Companies in accordance with their terms, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, and other similar laws relating to or affecting the rights of creditors and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity.

         We express no opinion herein other than as to the law of the State of Tennessee and the federal law of the United States of America.

         Although the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Global Notes and the Guarantee Agreement provide that they are to be governed by the internal laws of New York, you have requested that we review these documents and provide you with the opinions set forth above assuming, solely for purposes of these opinions, that the internal laws of Tennessee would govern them. While we express no opinion regarding the enforceability of any provisions of these documents (including the choice of law provisions contained therein) under the laws of New York, if these documents were governed by the internal laws of Tennessee, our opinions would be as set forth herein. We note that if a court of competent jurisdiction determines that any of these documents or any provisions thereof are not enforceable under the laws of New York, the same may not be enforced by Tennessee courts under applicable Tennessee conflict of law principles.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

         Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

         This opinion is rendered solely for your information in connection with the above-mentioned transaction and may not be delivered or quoted to any other person or relied upon for any other purpose without our prior written consent.


                                           Very truly yours,



                                           /s/ Bass, Berry & Sims PLC